EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street NW

Washington D.C. 20549

May 28, 2002

Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 16, 2002 of Cornerstone Propane Partners LP to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Anderson LLP

Copy to:  Mr. Richard Nye, Chief Financial Officer, Cornerstone Propane Partners LP